Exhibit 99.1

Contacts:
Tripp Sullivan
SCR Partners
(615) 760-1104
TSullivan@scr-ir.com

Plymouth Industrial REIT Announces Tax Treatment of 2018 Dividends

BOSTON—(January 14, 2019) Plymouth Industrial REIT, Inc. (NYSE American: PLYM) today announced the tax treatment of its 2018 dividends to common stockholders. The following table summarizes Plymouth Industrial REIT’s dividends to stockholders of Common Stock CUSIP #729640102 traded on the NYSE American under ticker symbol “PLYM” for the tax year ended December 31, 2018:

Record Date	Payment Date	2018 Total Cash Distribution Per Share	Total Distribution Allocable to 2018	2018 Ordinary Dividend Per Share	2018 Return of Capital Per Share

March 29, 2018	April 30, 2018	$0.375	$0.375	$0.000	$0.375
June 29, 2018	July 31, 2018	$0.375	$0.375	$0.000	$0.375
September 28, 2018	October 31, 2018	$0.375	$0.375	$0.000	$0.375
December 31, 2018	January 31, 2019	$0.375	$0.375	$0.000	$0.375

		$1.500	$1.500	$0.000	$1.500

The income tax treatment for the 2018 distributions for Plymouth Industrial REIT’s 7.50% Series A Cumulative Redeemable Preferred Stock (PLYM-PrA) CUSIP #729640201 is as follows:

Record Date	Payment Date	2018 Total Cash Distribution Per Share	Total Distribution Allocable to 2018	2018 Ordinary Dividend Per Share	2018 Return of Capital Per Share

March 15, 2018	April 2, 2018	$0.46875	$0.46875	$0.0000	$0.46875
June 15, 2018	July 2, 2018	$0.46875	$0.46875	$0.0000	$0.46875
September 14, 2018	October 1, 2018	$0.46875	$0.46875	$0.0000	$0.46875
December 14, 2018	December 31, 2018	$0.46875	$0.46875	$0.0000	$0.46875

		$1.8750	$1.8750	$0.0000	$1.8750

In accordance with IRS Code Section 6045B, Plymouth Industrial REIT has posted Form 8937, Report of Organizational Actions Affecting Basis of Securities, which may be found on the Company’s website at www.plymouthreit.com. Plymouth encourages stockholders to consult with their own tax advisors with respect to the federal, state and local, and foreign income tax effects of these dividends.

About Plymouth

Plymouth is a full service real estate investment company structured as a vertically integrated, self-administered and self-managed real estate investment trust focused on the acquisition, ownership and management of single and multi-tenant industrial properties, including distribution centers, warehouses and light industrial properties, primarily located in secondary and select primary markets across the United States. The company seeks to acquire properties that provide current operating income with the opportunity to enhance shareholder value through property re-positioning, capital improvements and restructuring tenant leases.

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